Exhibit 3.1
RESTATED CERTIFICATE OF FORMATION
OF
SPACE EXPLORATION TECHNOLOGIES CORP.
Space Exploration Technologies Corp. (the “Corporation”), pursuant to Sections 3.057 – 3.060 of the Texas Business Organizations Code (“TBOC”), hereby submits this Restated Certificate of Formation (the “Restated Certificate of Formation”) for filing with the Secretary of State of the State of Texas:
1.    The name of the filing entity is Space Exploration Technologies Corp. The filing entity is a for-profit corporation.
2.    The file number issued to the Corporation is 0805421124.
3.    The date of formation in Texas of the Corporation is February 14, 2024.
4.    This Restated Certificate of Formation accurately states the text of the Corporation’s existing Certificate of Formation being restated, as previously amended, restated and corrected (the “Existing Certificate of Formation”), except for the information permitted to be omitted by the provisions of TBOC Sections 3.059(b), 3.060(a) and 21.053(c)(1). This Restated Certificate of Formation does not make any new amendments to the Existing Certificate of Formation.
5.    This Restated Certificate of Formation has been approved in the manner required by the TBOC and the governing documents of the Corporation.
6.    The Existing Certificate of Formation is hereby restated and superseded by the following provisions of this Restated Certificate of Formation (hereinafter referred to as the “Certificate of Formation”):
ARTICLE I
The name of this corporation is Space Exploration Technologies Corp. The Corporation is a for-profit corporation.
ARTICLE II
The address of the Corporation’s registered office in the State of Texas is 211 East 7th Street, Suite 620, Austin, Texas 78701. The name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which for-profit corporations may be organized under the TBOC.

ARTICLE IV
The Corporation has been formed pursuant to a plan of conversion whereby Space Exploration Technologies Corp., a Delaware corporation with a registered office address of 251 Little Falls Drive, Wilmington, Delaware 19808, converted into Space Exploration Technologies Corp., a Texas corporation. The converting entity was incorporated in Delaware on March 14, 2002.
ARTICLE V
The number of directors constituting the Whole Board shall be fixed as provided in the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). For purposes of this Certificate of Formation, the term “Whole Board” shall mean the total number of authorized directors then constituting the Corporation’s Board of Directors, as determined from time to time (the “Board” or “Board of Directors”), whether or not there exist any vacancies in authorized directorships.
ARTICLE VI
(A)    Classes of Capital Stock. The Corporation is authorized to issue four classes of capital stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock,” “Class C Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is fifty-three billion eight hundred fifty-seven million one hundred fifty thousand (53,857,150,000) shares, each with a par value of $0.001 per share. Thirty-six billion one hundred thirty-two million one hundred fifty thousand (36,132,150,000) shares shall be Class A Common Stock, five billion three hundred twenty-five million (5,325,000,000) shares shall be Class B Common Stock, ten billion (10,000,000,000) shares shall be Class C Common Stock and two billion four hundred million (2,400,000,000) shares shall be Preferred Stock. As used in this Certificate of Formation, “Common Stock” shall refer collectively to the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, each as applicable.
(B)    Powers, Preferences and Special Rights of Preferred Stock. The Preferred Stock authorized by this Certificate of Formation may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the powers, designations, preferences and relative participation, optional or other rights, if any, including voting rights, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Formation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any series of Preferred Stock.
(C)    Classes of Common Stock. The respective rights, preferences, privileges, and restrictions granted to and imposed by this Certificate of Formation on the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are as set forth below in this Article VI(C). Any shares of any class of Common Stock (other than Class B Common Stock) that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or by the terms of any class of Common Stock.
1.    Definitions. For purposes of this Certificate of Formation, the following definitions shall apply:
(a)    “Family Member” shall mean with respect to any natural person who is a Qualified Shareholder, the spouse, domestic partner, ex-spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Shareholder (in each case whether by blood relation or adoption).
(b)    “Founder” shall mean Mr. Elon Musk.
(c)    “Permitted Entity” shall mean with respect to a Qualified Shareholder (i) a Permitted Trust (as defined below), (ii) a Permitted Nonprofit (as defined below) or (iii) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (A) such Qualified Shareholder, (B) one or more Family Members of such Qualified Shareholder and/or (C) any other Permitted Entity of such Qualified Shareholder.
(d)    “Permitted Nonprofit” shall mean a corporation, limited liability company, partnership or trust: (i) that is exempt from U.S. Federal income tax by reason of Section 501 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) a majority of whose directors, managers, general partners or trustees are elected by one or more (A) Qualified Shareholders, (B) Family Members and/or (C) Permitted Entities.
(e)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:
(i)    by a Qualified Shareholder to (A) one or more Family Members of such Qualified Shareholder, or (B) any Permitted Entity of such Qualified Shareholder;
(ii)    by a Permitted Entity of a Qualified Shareholder to (A) such Qualified Shareholder or one or more Family Members of such Qualified Shareholder, or (B) any other Permitted Entity of such Qualified Shareholder; or

(iii)    any of the following Transfers by a Qualified Shareholder:
(A)    a Transfer to a bona fide trust for the benefit of a charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust); provided, further, that a Qualified Shareholder has dispositive power and exclusive Voting Control with respect to the shares of the Class B Common Stock held in such trust and provided, further, that in the event a Qualified Shareholder no longer has dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock then held in such account, plan or trust, all shares of Class B Common Stock then held in such account, plan or trust shall automatically convert into fully paid and nonassessable shares of Class A Common Stock, as applicable;
(B)    a Transfer to an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Shareholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that in each case a Qualified Shareholder has dispositive power and exclusive Voting Control with respect to the shares of the Class B Common Stock held in such account, plan or trust, and provided, further, that in the event a Qualified Shareholder no longer has dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock then held in such account, plan or trust, all shares of Class B Common Stock then held in such account, plan or trust shall automatically convert into fully paid and nonassessable shares of Class A Common Stock, as applicable;
(C)    a Transfer effected solely for estate or succession planning to a corporation, limited liability company or partnership (a “Corporate Entity”), in which a Qualified Shareholder directly, or indirectly through one or more Permitted Transferees, owns an equity interest with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that a Qualified Shareholder retains dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such Corporate Entity; provided, that in the event a Qualified Shareholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure a Qualified Shareholder retains dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock then held by such Corporate Entity, all shares of Class B Common Stock then held by such Corporate Entity shall automatically convert into fully paid and nonassessable shares of Class A Common Stock, as applicable; and
(D)    a Transfer, not otherwise deemed a Permitted Transfer herein, that is effected solely for estate or succession planning; provided, such

Transfer is approved in advance by the Board of Directors (after the Board of Directors has had a reasonable opportunity to review the details of such proposed Transfer and consider any recommended changes to account for the reasonable preservation of appropriate voting and control over such shares of Class B Common Stock by a Qualified Shareholder deemed necessary by the Board of Directors).
(f)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
(g)    “Permitted Trust” shall mean a bona fide trust or similar estate planning vehicle, where: (i) each trustee or fiduciary is (A) a Qualified Shareholder, (B) Family Member, (C) a professional in the business of providing trustee or fiduciary services, including private professional fiduciaries, trust companies and bank trust departments or (D) appointed by any of the foregoing; and (ii) such trust was established for a charitable or noncharitable purpose initially defined by a Qualified Shareholder or solely for the benefit of (A) such Qualified Shareholder, (B) one or more Family Members of such Qualified Shareholder and/or (C) any other Permitted Entity of such Qualified Shareholder.
(h)    “Qualified Shareholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately following the closing of the Corporation’s initial public offering covering the offer and sale of Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (“IPO”); (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the closing of the IPO pursuant to the exercise, conversion or vesting of options, warrants, restricted stock units or other securities that, in each case, are outstanding as of the closing of the IPO; (iii) each natural person who Transferred shares of Class B Common Stock or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Shareholder pursuant to subclauses (i) or (ii) of this Section 1(h); and (iv) a Permitted Transferee.
(i)    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, encumbrance, transfer, conveyance, hypothecation, pledge, gift or other transfer or disposition of any kind of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article VI:
(1)    the granting of a revocable proxy to officers or directors of the Corporation in connection with actions to be taken at an annual or special meeting of shareholders, or any termination of, or waiver or relinquishment of rights under, the foregoing;

(2)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D or 13G filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner, or any termination of, or waiver or relinquishment of rights under, any of the foregoing;
(3)    the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;
(4)    any entry into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(5)    entering into or granting a voting trust, agreement or other voting arrangement (with or without granting a proxy), in each case that is approved by the Board of Directors, solely with or in favor of the Corporation, directors of the Corporation and/or shareholders who are holders of, or have the right to vote or direct the voting of, Class B Common Stock, or any termination of, or waiver or relinquishment of rights under, any of the foregoing; or
(6)    entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a merger or consolidation of the Corporation, or a sale of all or substantially all of the Corporation’s assets, provided, that such merger or consolidation or sale of assets and such agreement or understanding was approved by the affirmative vote of a majority of the total number of directors then in office in advance of the entry into such agreement or understanding.
A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a

Qualified Shareholder, if there occurs a Transfer on a cumulative basis, from and after the closing of the IPO, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the closing of the IPO, holders of voting securities of any such entity or Parent of such entity.
(j)    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(k)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(l)    “Subsidiary” shall mean with respect to the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more other Subsidiaries or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more other Subsidiaries or a combination thereof.
2.    Dividend Rights. Subject to the prior rights of holders of all classes and series of capital stock at the time outstanding having prior rights as to dividends, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be paid pro rata, on an equal priority, pari passu basis.
3.    Liquidation Rights. Upon the completion of the distributions required with respect to series of Preferred Stock that may from time to time come into existence, and subject to the prior rights of holders of all other classes and series of capital stock at the time outstanding having prior rights, if assets remain in the Corporation, the remaining assets of the Corporation legally available for distribution shall be distributed on an equal priority, pro rata basis to the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock.
4.    Redemption. Shares of Class A Common Stock, Class B Common Stock and Class C Common Stock are not redeemable.
5.    Voting Rights.
(a)    Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share thereof held.

(b)    Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share thereof held.
(c)    Class C Common Stock. The holders of Class C Common Stock shall have no voting rights, except as required by law.
(d)    General. Subject to the other provisions of this Certificate of Formation, each holder of Class B Common Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Class A Common Stock, with respect to any question upon which holders of Class A Common Stock have the right to vote. Except as otherwise expressly provided in this Certificate of Formation, including Article VIII, and notwithstanding any provision of the TBOC, but as permitted by TBOC Section 21.365(b)(2), all classes or series of capital stock of the Corporation shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter for which the affirmative vote of the holders of a specified portion of the shares of a class or series is required by the TBOC, including in connection with any fundamental action or fundamental business transaction; provided, however, in addition to any other approval required by this Certificate of Formation, the approval of the holders of the Class B Common Stock, voting separately as a class, shall be required to approve (i) any amendment to this Certificate of Formation which would make any change in the powers, preferences, designations or rights of the shares of such class and (ii) any Combination Transaction (as defined below). If, pursuant to the immediately preceding sentence, all classes or series of capital stock of the Corporation are only entitled to vote as a single class, and separate voting by class or series is not required, for the purpose of approving a matter, shares of a class or series of shares that do not otherwise have the right to vote under the Certificate of Formation shall be treated as having no votes in the vote as a single class on that matter, in accordance with TBOC Section 21.364(e-1).
6.    Optional Conversion of the Class B Common Stock.
(a)    At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.
(b)    Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 6(b) is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.
7.    Automatic Conversion of the Class B Common Stock. In the event of a Transfer, other than a Permitted Transfer, of a share of Class B Common Stock, each such Transferred share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon the completion of such Transfer without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.
8.    Stock Dividends and Distributions. The Corporation shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock, Class B Common Stock or Class C Common Stock payable in securities of the Corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock; provided, however, that dividends or other distributions payable in shares of a particular class of Common Stock or rights to acquire shares of such class of Common Stock may be declared and paid to the holders of such class of Common Stock without the same dividend or distribution being declared and paid to the holders of the other classes of Common Stock if, and only if, a dividend payable in shares of such other classes of Common Stock, as applicable, or rights to acquire shares of such other classes of Common Stock, as applicable, are declared and paid to the holders of such other classes of Common Stock at the same rate and with the same record date and payment date.

9.    Common Class Stock Splits or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all other classes of such Common Stock will be subdivided or combined in the same proportion and manner.
10.    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock and the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock, Class B Common Stock and Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock and the Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock and the Class B Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable, to such numbers of shares as shall be sufficient for such purpose.
11.    Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:
(a)    Dividends and Distributions. Shares of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any cash distribution paid or distributed by the Corporation.
(b)    Equal Treatment in a Combination Transaction. In connection with any (A) sale, conveyance, or other disposition of all or substantially all of its property or business (determined on a consolidated basis with all of the Corporation’s Subsidiaries), (B) merger with or into or consolidation with any other corporation, limited liability company or other entity or (C) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a “Combination Transaction”), in which the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock will be exchanged for or converted into, or will receive a distribution of, cash or other property or securities of the Corporation or any other person, each share of Class A Common Stock, Class B Common Stock, and Class C Common Stock shall be entitled to receive Equivalent Consideration (as defined herein) on a per-share basis. As used herein, the term “Equivalent Consideration” shall mean consideration in the same form and in the same amount on a per-share basis; provided, however, that holders of Class A Common Stock, Class B Common Stock and Class C Common Stock may receive capital stock or securities with differing voting rights or preferences and that, for the avoidance of doubt, consideration to be paid or received by a holder of Class A Common Stock, Class B Common Stock or Class C Common Stock in connection with any Combination Transaction pursuant to any employment, consulting, severance or other arrangement shall not be deemed to be “consideration” that is included in the determination of Equivalent Consideration.
12.    Status of Converted Class B Common Stock. In the event any shares of Class B Common Stock shall be converted pursuant to Section 6 or 7 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation.
13.    Restrictions on Issuance. The Corporation shall not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible or exchangeable for, or exercisable into, shares of Class B Common Stock to any person that is not the Founder or his Permitted Transferee. Any issuance or sale of shares of Class B Common Stock (or securities convertible into, or exchangeable or exercisable for, shares of Class B Common Stock) by the Corporation in violation of this Section 13 shall be null and void ab initio.
ARTICLE VII
The Board of Directors is expressly authorized to make, alter or repeal Bylaws.
ARTICLE VIII
(A)    Election of Directors. Subject to the rights of all other classes and series of capital stock that may from time to time hereafter be authorized in accordance with the terms of this Certificate of Formation, when any shares of Class B Common Stock are issued and outstanding, the holders of Class B Common Stock, voting separately as a class, shall have the right to elect fifty-one percent (51%) of the Whole Board; provided, that if such fifty-one percent (51%) is not a whole number, then the holders of Class B Common Stock, voting separately as a class, shall be entitled to elect the nearest higher whole number of directors that is at least fifty-one percent (51%) of the Whole Board (such directors, the “Class B Directors”). Subject to the rights of all other classes and series of capital stock that may from time to time hereafter be authorized in accordance with the terms of this Certificate of Formation, holders of Class A Common Stock and Class B Common Stock, voting together as a single class, shall have the right to elect the remaining authorized directors comprising the Whole Board that are not Class B Directors (the “Common Stock Directors”). Notwithstanding anything in this Article VIII(A) to the contrary, at any time when no shares of Class B Common Stock remain issued and outstanding, the holders of Class A Common Stock, subject to the rights of all other classes and series of capital stock that may from time to time hereafter be authorized in accordance with the terms of this Certificate of Formation, shall have the right to elect all of the directors comprising the Whole Board and all directors then in office shall constitute Common Stock Directors.
(B)    Removal. Subject to the rights of all other classes and series of capital stock that may from time to time hereafter be authorized in accordance with the terms of this Certificate of Formation, (1) any Class B Director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a class, and (2) any Common Stock Director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the capital stock outstanding and entitled to vote on the election of the Common Stock Directors, voting together as a single class.
(C)    Vacancies. In the case of any vacancy occurring with respect to the Class B Directors, whether as a result of newly created directorships resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification or removal from office of a Class B Director or other cause, such vacancy may be filled by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a class, subject to the rights of all other classes and series of capital stock that may from time to time hereafter be authorized in accordance with the terms of this Certificate of Formation, or, in the absence of a shareholder vote, such vacancy may be filled by the affirmative vote of a majority of the Class B Directors then in office, even though less than a quorum of the Board of Directors, or a sole remaining Class B Director. In the case of any vacancy occurring with respect to the Common Stock Directors, whether as a result of newly created directorships resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification or removal from office of a Common Stock Director or other cause, such vacancy may be filled by the affirmative vote of the holders of at least a majority of the voting power of the capital stock outstanding and entitled to vote on the election of Common Stock Directors, voting together as a single class, subject to the rights of all other classes and series of capital stock that may from time to time hereafter be authorized in accordance with the terms of this Certificate of Formation, or, in the absence of a shareholder vote, such vacancy may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or the sole remaining director. Any Class B Director or Common Stock Director elected to fill a vacancy shall serve until the next annual meeting of shareholders (at which time such person’s term shall expire) and until such person’s successor has been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.
(D)    Founder Roles; Removal of Founder from Certain Positions. If willing, the Founder shall serve as Chairman of the Board and Chief Executive Officer of the Corporation. At any time during which (i) the Founder is serving as any of the Chairman of the Board, a member of the Board of Directors or the Chief Executive Officer of the Corporation and (ii) shares of Class B Common Stock are issued and outstanding, in addition to any approval required by the Board of Directors, the removal of the Founder from any such role will require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a class.
(E)    Written Ballot Not Required. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.
(F)    Amendments. Until shares of Class B Common Stock have ceased to be issued and outstanding, no amendment to this Certificate of Formation shall be made that amends, alters, changes or repeals any of the provisions of this Article VIII, unless the amendment effecting such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of Class B Common Stock, voting separately as a class, in addition to any other vote required by law or by this Certificate of Formation.
ARTICLE IX
(A)    Limitation on Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission by the director or officer in his or her capacity as a director or officer or for a breach of duty as a director or officer. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Formation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would have accrued or arisen, prior to such amendment, repeal or adoption of an inconsistent provision.
(B)    Indemnification and Advancement of Expenses. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, the Corporation is also authorized to indemnify (and advance expenses to) directors, officers, employees and agents of the Corporation (and any other persons that the TBOC permits the Corporation to indemnify) through Bylaw provisions, agreements with such directors, officers, employees or agents (or other persons) or otherwise.
(C)    Corporate Opportunities. The Corporation on behalf of itself and its Subsidiaries renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or being offered an opportunity to participate in, any Covered Opportunity and waives any claim that such Covered Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its Subsidiaries. As a result of such renunciation, (a) no Identified Person shall have any duty to present any Covered Opportunity to the Corporation, (b) Identified Persons shall have the right to hold and exploit all Covered Opportunities for their own account and benefit, or to direct, sell, assign or transfer any Covered Opportunity to any other person or entity and (c) Identified Persons cannot be, and shall not be, liable to the Corporation, its shareholders or its Subsidiaries for breach of any fiduciary duty to the Corporation, its shareholders or its Subsidiaries by reason of the fact that any Identified Person does not present any Covered Opportunity to the Corporation or pursues, acquires or exploits any Covered Opportunity for itself or directs, sells, assigns or transfers any Covered Opportunity to any other person or entity. A “Covered Opportunity” is any matter, transaction or other opportunity or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director or Board of Directors observer or attendee of the Corporation regardless of whether any such Person is also an employee of the Corporation or any of its Subsidiaries and their respective Affiliates (collectively, “Identified

Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Identified Person expressly and solely in such Identified Person’s capacity as an employee, director, Board of Directors observer or attendee, or shareholder of the Corporation. For the purposes of this Article IX(C), (i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person, and (ii) “Person” means an individual or a corporation, partnership, limited liability company, business trust, trust, association, or other organization, estate, government or governmental subdivision or agency, or other legal entity, or a protected series or registered series of a domestic limited liability company or foreign entity.
(D)    Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Certificate of Formation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE X
Any action required to be taken at any annual or special meeting of shareholders of the Corporation, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing setting forth the action so taken is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Notwithstanding the foregoing provisions of this Article X, any action required or permitted to be taken by the holders of Class B Common Stock at any annual or special meeting of shareholders or of holders of Class B Common Stock, voting separately as a class, may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.
ARTICLE XI
A shareholder of the Corporation does not have a preemptive right to acquire the Corporation’s unissued or treasury shares.
ARTICLE XII
Any action which, under the provisions of the TBOC or any other applicable law, is required to be authorized or approved by the holders of any specified fraction which is in excess of one-half or any specified percentage which is in excess of fifty percent (50%) of the outstanding shares (or of any class or series thereof) of the Corporation entitled to vote on such action shall, notwithstanding any such provision, be deemed effectively and properly authorized or approved if authorized or approved by the vote of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon (or, if the holders of any class or series of the Corporation’s shares shall be entitled by the TBOC to vote thereon separately as a class or series, by the vote of the holders of a majority of the voting power of the outstanding shares of each such class or series), except as otherwise expressly provided in this Certificate of Formation.
ARTICLE XIII
Except as otherwise expressly provided by the terms of any class or series of capital stock permitting the holders of such class or series of capital stock to call a special meeting of shareholders, special meetings of shareholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, the Founder, and, to the extent required by the TBOC, the president, or by the holders of not less than fifty percent (50%) (or the highest percentage permitted under the TBOC) of the Corporation’s then outstanding shares of capital stock entitled to vote at such special meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
* * *

The undersigned duly authorized officer of the Corporation has signed this Restated Certificate of Formation on behalf of the Corporation on this 15th day of June, 2026.

SPACE EXPLORATION TECHNOLOGIES CORP.

By:	/s/ Bret Johnsen
Name: Bret Johnsen
Title: Chief Financial Officer
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